RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          MEDICAL STERILIZATION, INC.

               Under Section 807 of the Business Corporation Law

      We, Scott A. Bartos and Harvey Cohen, being respectively the President and Assistant Secretary of Medical Sterilization, Inc. hereby certify:

      1. The name of the corporation is MEDICAL STERILIZATION, INC.

      2. The Certificate of Incorporation was filed on May 27, 1982 under the name, General Sterilization Services, Inc. Restated Certificates of Incorporation and Certificates of Amendment were filed on May 12, 1983, August 5, 1983, May 24, 1989, January 4, 1990, November 28, 1994, May 13, 1996, January
6, 1997, corrected on January 10, 1997 and January 11, 1999.

      3. The Certificate of Incorporation is amended as follows:

            (a) To change the name of the Corporation to SSI Surgical Services, Inc.;

            (b) To change the location of the office of the Corporation to the Village of Syosset, County of Nassau;

            (c) To change the post office address to which the Secretary of State shall mail a copy of process served upon him to Corporation Service Company, 80 State Street, Albany, New York, 12207-2543.

            (d) To designate Corporation Service Company, 80 State Street, Albany, New York, 12207-2543 as the Corporation's Registered Agent in New York.


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            (e) To delete all provisions relating to the Series B Convertible
Preferred Stock and the Series C Convertible Preferred Stock in view of the conversion of such Preferred Stock.

      4. The Certificate of Incorporation is hereby restated to set forth its entire text as amended:

      "FIRST: The name of the Corporation shall be SSI SURGICAL SERVICES, INC.,

      SECOND: The purposes for which it is formed are:

            A. To engage in the business of providing sterilization services for business and institutions, supplying and/or leasing materials, instruments and equipment, experimenting with, developing, producing, buying, renting, leasing, maintaining, servicing, repairing and generally dealing in all types of sterilization equipment, x-ray equipment and instruments, electronic and nuclear equipment, scientific apparatus and instruments, and all other articles and equipment of kindred nature, and to engage in the business of acting as scientific consultants in connection with the above.

            B. To own, operate and control, to lease, manage, take over or in any lawful manner acquire any business, factory, warehouse, plant, office, store or establishment for the carrying on of the business of the Corporation and for the purchase, sale, import, export, manufacture, fabrication, production or storage of all kinds of goods, wares, merchandise of any and all descriptions.

            C. To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the furtherance of any of the powers hereinbefore set forth, either alone or in connection with other corporations, firms or indi-


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viduals, and either as principals or agents, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes, or powers or any of them.

      THIRD: The office of the Corporation is to be located in the Village of Syosset, County of Nassau.

      FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Thirty Three Million (33,000,000) shares to consist of Thirty Million (30,000,000) shares of Common Stock, with a par value of $.01 per share and Three Million (3,000,000) shares of Preferred Stock, with a par value of $.01 per share.

      The respective designations, preferences, privileges and voting powers or restrictions or qualifications of each class of stock are as follows:

            A. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

                  (i) Voting rights, if any, including without limitation the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of common Stock as a single class, or independently as a separate class;


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                  (ii) The rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulate or noncumulative and if cumulative the terms upon which such dividends shall be cumulative;

                  (iii) The price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

                  (iv) The rights to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (v) The terms, if any, upon which the shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                  (vi) Any other designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Certificate of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of the State of New York.

                  (vii) All shares of the Preferred Stock of any one series shall be identical to each other in all aspects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulate, shall be cumulative.


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            B. Common Stock.

                  (i) Whenever dividends upon the Preferred Stock at the time outstanding shall have been paid in full for all past dividend periods or declared and set apart for payment, such dividends as may be determined by the Board of Directors may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock, subject to any restrictions stated and expressed in any resolution or resolutions adopted by the Board of Directors including any resolutions providing for the issuance of Preferred Stock.

                  (ii) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets remaining after the payment to the holders of the Preferred Stock at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed among the holders of Common Stock according to their respective shares.

                  (iii) Each holder of the Common Stock shall have one vote in respect of each share of such stock held by him.

            C. Pre-emptive Rights. No shareholder of this corporation shall have a pre-emptive right because of his shareholdings to have first offered to him any part of any of the presently authorized shares of this corporation hereafter issued, optioned, or sold, or any part of any debenture, bonds, notes, or securities of this corporation convertible into shares hereafter issued, optioned, or sold by the corporation. This provision shall operate to defeat rights in all shares and classes of shares now authorized and in all debentures, bonds, notes, or securities of the corporation which may be convertible into shares, and also to defeat pre-emptive rights in any and


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all shares and classes of shares and securities convertible into shares which this corporation may be hereafter authorized to issue by any amended certificate duly filed. Thus, any and all of the shares of this corporation presently authorized, and any and all debentures, bonds, notes, or securities of this corporation convertible into shares and any and all of the shares of this corporation which may hereafter be authorized, may at any time be issued, optioned, and contracted for sale, and/or sold and disposed of by direction of the Board of Directors of this Corporation to such persons, and upon such terms and conditions as may to the Board of Directors seem proper and advisable, without first offering the said shares or securities or any part thereof to existing shareholders.

            D. Stock Rights and Options. The corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

      FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of such process served upon him is Corporation Service Company, 80 State Street, Albany, New York 12207-2543.


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      SIXTH: Corporation Service Company, a foreign Corporation authorized to do business in the State of New York, having an office at 80 State Street, Albany, New York 12207-2543, is designated as the Corporation's registered agent in New York upon which process against this Corporation may be served."

      5. The Restatement of the Certificate of Incorporation was authorized by the vote of the Board, followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at the meeting of shareholders.

      IN WITNESS WHEREOF, we have signed this Restated Certificate of Incorporation on the 21st day of May, 1999.

                                                  /s/ Scott Bartos
                                         ---------------------------------
                                             Scott A. Bartos, President


                                                  /s/ Harvey Cohen
                                         ---------------------------------
                                         Harvey Cohen, Assistant Secretary

STATE OF NEW YORK  )
                   ) ss.
COUNTY OF NASSAU   )

On the 21st day of May, 1999, before me personally came SCOTT A. BARTOS, and HARVEY COHEN, to me known to be the individuals described in and who executed the foregoing Restated Certificate of Incorporation and they duly acknowledged to me that they executed the same.

                                                  /s/ Joel B. Cutler
                                                  ------------------
                                                    Notary Public

                                                JOEL B. CUTLER
                                       Notary Public, State of New York
                                               No. [Illegible]
                                          Certified in Nassau County
                                     Commission Expires December 31, 1999